EXHIBIT 99.2

PRESS RELEASE                                   Source: IRIS International, Inc.

             IRIS INTERNATIONAL UPDATES GUIDANCE FOR 2006 FOLLOWING
                      ACQUISITION OF LEUCADIA TECHNOLOGIES

Wednesday April 5, 9:51 am ET

CHATSWORTH, Calif.--(BUSINESS WIRE)--April 5, 2006--IRIS International, Inc. (NASDAQ: IRIS - NEWS) President and Chief Executive Officer Cesar Garcia said during a conference call with members of the investment community today that the $10.1 million acquisition of Leucadia Technologies, Inc., is expected to have a $0.06 per diluted share effect on the Company's 2006 earnings. This includes an incremental increase in research and development investment to approximately 13% of revenue and share dilution related to the acquisition. As a result, the Company is anticipating operating income margin of approximately 16% and earnings of approximately $0.45 per diluted share, which includes anticipated additional expenditures in infrastructure to support future growth. This guidance excludes the effect of SFAS 123R non-cash expense for stock-based compensation. The Company reaffirms its 2006 revenue guidance of $72 - $76 million.

IRIS, an established manufacturer and marketer of automated IVD urinalysis and body fluids systems and medical devices, is positioning itself through the Leucadia acquisition in the $1.5 billion molecular diagnostics market with a broadened technology and product portfolio and significant marketing opportunities in the areas of microbiology, cancer and infectious diseases.

Carlsbad-based Leucadia, a molecular diagnostics company, will be folded into the new IMD division and brings two new novel and proprietary technology platforms to IRIS -- Nucleic Acid Detection ImmunoAssay (NADIA), a diagnostic method at least 10,000 times more sensitive than current immunoassay technology, and a novel bubble isolation technology that enables rapid separation and concentration of rare cells in blood and urine.

THE COMPANY

IRIS International, Inc. (WWW.PROIRIS.COM) is a leader in automated urinalysis technology with systems in major medical institutions throughout the world. The Company's newest generation iQ(R)200 Automated Urine Microscopy Analyzer, utilizing image flow cytometry, patented flow microscope technology and neural network-based particle recognition, achieves a significant reduction in the cost and time-consuming steps involved in manual microscopic analysis. Iris Molecular Diagnostics is a development stage subsidiary with platform technologies for ultra- sensitive detection for high value applications in microbiology, oncology and infectious diseases. The Company's Sample Processing business unit (formerly the StatSpin(R) subsidiary), based in Westwood, Mass. manufactures innovative centrifuges and blood analysis products. Advanced Digital Imaging Research, LLC
(ADIR), based near Houston, Texas, is the Company's imaging research and development subsidiary.

FORWARD LOOKING STATEMENTS

This presentation contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future financial performance, market growth, capital requirements, new product introductions and acquisitions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; acceptance by customers of the Company's products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

IRIS International, Inc.
Cesar Garcia, 818-709-1244 x123
or
The Wall Street Group, Inc.
Ron Stabiner, 212-888-4848

Source: IRIS International, Inc.